Exhibit 99.1

CUI GLOBAL, INC. REPORTS UNAUDITED SECOND QUARTER 2018 FINANCIAL RESULTS

TUALATIN, Ore., August 6, 2018 -- CUI Global, Inc. (NASDAQ: CUI), (the “Company”) today reported its unaudited financial results for the three months and six months ended June 30, 2018.

Note 1: Effective January 1, 2018, the Company adopted Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), utilizing the modified retrospective method. To allow for easier comparison with prior periods and as required under the modified retrospective transition method, results for the three months and six months ended June 30, 2018 under old revenue rules, ASC Topic 605, are provided following the ‘Recent Business and Operational Highlights’ section below.

Second Quarter 2018 Financial Performance Summary: (comparisons to prior year period)

●	Total revenues were $23.1 million compared to $22.5 million;

●	Gross profit was $7.6 million compared to $8.2 million;

●	Gross margin was 33.0% compared to 36.6%;

●	Consolidated net loss was $(4.8) million compared to $(1.6) million;

●	Loss per basic share was $(0.17) compared to $(0.07) per basic share;

●	Adjusted EBITDA was $(2.4) million compared to $(0.8) million;

●	Cash and cash equivalents were $7.3 million and restricted cash was $0.5 million at June 30, 2018;

●	Power and Electromechanical (P&EM) segment unaudited backlog was $26.5 million at June 30, 2018 as compared to $20.2 million at December 31, 2017; and

●	Energy segment unaudited backlog was $16.9 million at June 30, 2018 as compared to $12.6 million at December 31, 2017.

First Half 2018 Financial Performance Summary: (comparisons to prior year period)

●	Revenue was $45.1 million compared to $40.3 million;

●	Gross profit was $14.2 million compared to $13.9 million;

●	Gross margin was 31.5% compared to 34.5%;

●	Consolidated net loss was $(8.0) million compared to $(5.4) million;

●	Loss per diluted share was $(0.28) compared to $(0.26) per diluted share; and

●	Adjusted EBITDA was $(5.2) million compared to $(4.0) million.

Note 2: Second quarter and first half 2018 financial results include a $1.3 million goodwill impairment charge associated with the Company's Orbital UK subsidiary to reflect the impact on revenue, operating income and cash flow of the longer than expected temporary halt in shipping of GasPT devices under its current contract with an Italian customer and softness in its UK market due to post-Brexit-vote business uncertainty. Adjusted net loss was $(3.1) million, and $(6.0) million, for the second quarter and first half of 2018, respectively.

“Our second quarter performance illustrates continued strength in our P&EM segment that provides us with a stable and profitable foundation for our consolidated business as we pursue sizeable growth prospects in our Energy segment. Uptake of our advanced gas measurement systems, however, remains slow as we continue to seed the market with customers that can scale their orders as their confidence in our innovative gas products builds,” stated William Clough, president and CEO of CUI Global. “During the quarter we saw signs of traction with a series of orders for biomethane applications in the U.K. following the recent broader certification of our GasPT analyzer by the U.K. energy regulator, Ofgem. In our P&EM segment, we continued to promote awareness of our key growth driver, our ICE technology, to the datacenter market following receipt of UL and TUV certifications.

“As we look ahead to the balance of the year, business development activities cultivated over the past two years offer us the opportunity for incremental Energy revenue as we await a restart to our Italian contract,” concluded Mr. Clough “The recent passage of the Domestic Renewable Heat Incentive that incents biomethane generation in the U.K. is catalyzing demand for our integration capabilities and products in-country. Subsequent to the quarter we entered into a Memorandum of Understanding with SAMSON AG to establish our first global Energy products sales and distribution partnership and access to previously untapped large gas markets. We also secured key industry validation from one of Europe’s leading manufacturers of biomethane-to-grid solutions for our GasPT technology as a direct replacement to its legacy gas analyzers, validation that was acknowledged by market leaders in attendance at our presentations at the recent World Gas Conference. The U.K. and other avenues for Energy segment revenue we have developed over the past two years, together with continued strong performance from our P&EM segment, keep us on a path to long-term growth.”

Recent Business and Operational Highlights:

CUI Global saw stronger order flow for its Energy products for biomethane applications independently and as a result of the recent passage of a U.K. Government program under which tariff rates for biomethane generation were increased (the “RHI”):

●

The Company’s Orbital Gas Systems (“Orbital”) was awarded a GasPTi order for biomethane applications from one of Europe’s largest industrial manufacturers. The order marks the first sale of the Company’s GasPT technology as a replacement to legacy gas analyzer (gas chromatography) in a biomethane-to-grid solution;

●

Orbital secured a contract for large-scale biomethane-to-grid skids from a major UK-based gas operator. The contract, valued at $660,000, includes the Company’s GasPT analyzer and VE Technology sample probe;

●	Orbital was awarded a contract valued at approximately $1.8 million from a major European industrial company for three biomethane-to-grid units that includes the Company's GasPT® analyzer;

●

Orbital was awarded a contract valued in excess of $500,000 for a biomethane-to-grid unit by a major European industrial company. This marks the second contract by this customer, an operator of biomethane-to-grid plants throughout Europe;

●	Orbital received an order for its proprietary VE Technology sample probe combined with a custom analytical integration system from a leading North American petrochemical company and natural gas major.

The Company moved to establish its first global sales distribution channel for certain of its Energy products:

●

Orbital signed a Memorandum of Understanding (“MoU”) with SAMSON AKTIENGESELLSCHAFT (“SAMSOM”) to establish global sales and distribution of the Company’s proprietary GasPT®, VE Technology® and combined GasPTi analyzer. A market leader in flow control solutions for industrial processes with representation in 66 countries, SAMSON offers CUI Global access to previously untapped large gas markets, such as Russia and China.

CUI Global strengthened its partnership with VPS and moved to further the companies’ collaboration and innovation of Software-Defined Power Solutions:

●

The Company’s CUI Inc. subsidiary and Virtual Power Systems entered into an amended partnership agreement whereby CUI Inc. extended its exclusive relationship with VPS to 2024, secured an automatic renewal provision and enhanced protections around CUI's intellectual property as it relates to ICE Block and ICE Switch. Separately in July 2018, CUI Global made an investment in a convertible note for a minority stake in VPS in support of the companies' continued collaboration and development of industry transforming Software Defined Power technologies.

Orbital undertook sales, marketing and research and development initiatives to drive broader global awareness of is integration expertise and next-generation energy sampling and metering systems:

●

Orbital presented at the recent 27th World Gas Conference in Washington, D.C. where it had the opportunity to showcase its integrated analytical solutions and energy products to the global community of gas operators in attendance;

●

Orbital hosted an Open House/Technical Workshop at its Stone facility in May to promote its GasPT technology following the receipt of broad regulatory approval of the Technology by the Office of Gas and Electricity Markets (Ofgem), the U.K.'s government regulator for electricity and downstream natural gas markets.

●

Orbital announced a collaboration with Keele University in the U.K. to develop new technology suitable for future gas networks. Orbital will open a satellite Research & Development facility at the Keele University Science and Innovation Park to work closely with the University's Smart Energy Network Demonstrator (SEND) project to develop new sensor technologies to support "green gas" monitoring and control.

Second Quarter 2018 Financial Performance Summary: (ASC Topic 605 basis)

●	Total revenues would have been $21.8 million compared to $22.5 million;

●	Gross profit would have been $7.1 million compared to $8.2 million;

●	Gross margin would have been 32.5% compared to 36.6%;

●	Consolidated net loss would have been $(5.2) million compared to $(1.6) million; and

●	Loss per basic share would have been $(0.18) compared to $(0.07) per basic share.

First Half 2018 Financial Performance Summary: (ASC Topic 605 basis)

●	Total revenues would have been $43.5 million compared to $40.3 million;

●	Gross profit would have been $13.0 million compared to $13.9 million;

●	Gross margin would have been 30.0% compared to 34.5%;

●	Consolidated net loss would have been $(9.0) million compared to $(5.4) million; and

●	Loss per basic share would have been $(0.32) compared to $(0.26) per basic share.

Conference Call

Management will host a conference call today, August 6, 2018 at 8:30 a.m. ET to discuss these results as well as recent corporate developments. After management’s opening remarks, there will be a question and answer period. To access the call, please dial (888) 734-0328 and provide conference ID 7162558. For international callers, please dial (678) 894-3054. The live webcast of the conference call and accompanying slide presentation can be accessed through the ‘Events & Presentations’ page of the CUI Global Investor Relations website (www.cuiglobal.com).

For those unable to attend the live call, a telephonic replay will be available until August 21, 2018. To access the replay of the call dial (855) 859-2056 or (404) 537-3406 and provide conference ID 7162558. An archived copy of the webcast and slide presentation will also be available on the ‘Events & Presentations’ page of the CUI Global Investor Relations website.

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems' advanced GasPT® platform targeting the energy sector, to CUI Inc.'s advanced power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders can participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most important, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit: http://www.cuiglobal.com

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.

Media Contact:	External IR Counsel:
CUI Global, Inc.	LHA Investor Relations
Jeff Schnabel	Sanjay M. Hurry
Main: 503-612-2300	212-838-3777
press@cuiglobal.com	cuiglobal@lhai.com

- Financial Tables to Follow -

CUI Global, Inc.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
(in thousands, except share and per share amounts)	2018	2017
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$7,312	$12,646
Trade accounts receivable, net of allowance of $100 and $135, respectively	12,473	10,833
Inventories, net of allowance of $1,047 and $946, respectively	14,684	13,892
Contract assets	1,058	2,299
Note receivable, current portion	336	13
Prepaid expenses and other	1,113	1,593

Total current assets	36,976	41,276

Property and equipment, less accumulated depreciation of $4,631 and $4,155, respectively	11,059	11,242
Goodwill	16,288	17,641
Other intangible assets, less accumulated amortization of $12,662 and $11,900, respectively	14,851	15,568
Note receivable, less current portion	—	317
Restricted cash	523	—
Deposits and other assets	1,820	1,865

Total assets	$81,517	$87,909

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$6,796	$5,110
Short-term overdraft facility	736	—
Mortgage note payable, current portion	96	94
Accrued expenses	4,950	4,186
Contract liabilities	4,690	8,829
Refund liabilities	2,137	695
Total current liabilities	19,405	18,914

Long term mortgage note payable, less current portion	3,207	3,256
Long term note payable, related party	5,304	5,304
Derivative liability	230	356
Deferred tax liabilities	1,941	2,414
Other long-term liabilities	181	179
Total liabilities	30,268	30,423

Commitments and contingencies

Stockholders' Equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized; no shares issued at June 30, 2018 or December 31, 2017	—	—
Common stock, par value $0.001; 325,000,000 shares authorized; 28,505,054 shares issued and outstanding at June 30, 2018 and 28,406,856 shares issued and outstanding at December 31, 2017	28	28
Additional paid-in capital	169,808	169,527
Accumulated deficit	(114,695)	(108,559)
Accumulated other comprehensive loss	(3,892)	(3,510)
Total stockholders' equity	51,249	57,486
Total liabilities and stockholders' equity	$81,517	$87,909

CUI Global, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017

Total revenues	$23,127	$22,500	$45,093	$40,345

Cost of revenues	15,492	14,276	30,881	26,437

Gross profit	7,635	8,224	14,212	13,908

Operating expenses:
Selling, general and administrative	9,245	8,712	18,446	17,268
Depreciation and amortization	553	564	1,082	1,115
Research and development	783	614	1,403	1,224
Provision (credit) for bad debt	(40)	(23)	(34)	(51)
Impairment of goodwill and intangible assets	1,263	3	1,263	3
Other operating expenses	—	4	—	9

Total operating expenses	11,804	9,874	22,160	19,568

Loss from operations	(4,169)	(1,650)	(7,948)	(5,660)

Other income (expense)	(308)	46	22	92
Interest expense	(124)	(121)	(238)	(237)

Loss before taxes	(4,601)	(1,725)	(8,164)	(5,805)

Income tax expense (benefit)	164	(157)	(137)	(383)

Net loss	$(4,765)	$(1,568)	$(8,027)	$(5,422)

Basic and diluted weighted average common shares outstanding	28,506,154	20,967,957	28,497,146	20,958,656

Basic and diluted loss per common share	$(0.17)	$(0.07)	$(0.28)	$(0.26)

CUI Global, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)	For the Six Months Ended June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,027)	$(5,422)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	541	482
Amortization of intangibles	962	945
Stock issued and stock to be issued for compensation, royalties and services	146	204
Unrealized gain on derivative liability	(126)	(35)
Provision for (credit to) bad debt expense and returns allowances	(34)	(51)
Deferred income taxes	(329)	(490)
Inventory reserve	123	173
Non-cash unrealized foreign currency (gains) losses	21	(274)
Impairment of goodwill and intangible assets	1,263	3
Loss on disposal of assets	—	9

(Increase) decrease in operating assets:
Trade accounts receivable	(1,625)	(2,039)
Inventories	(2,214)	(570)
Contract assets	704	1,175
Prepaid expenses and other current assets	396	(283)
Deposits and other assets	2	(27)
Increase (decrease) in operating liabilities:
Accounts payable	1,730	(391)
Accrued expenses	1,060	523
Refund liabilities	572	(30)
Contract liabilities	146	2,893
NET CASH USED IN OPERATING ACTIVITIES	(4,689)	(3,205)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(511)	(473)
Proceeds from sale of property and equipment	—	2
Investments in other intangible assets	(325)	(339)
Proceeds from notes receivable	—	19
NET CASH USED IN INVESTING ACTIVITIES	(836)	(791)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from overdraft facility	8,458	—
Payments on overdraft facility	(7,691)	—
Proceeds from line of credit	1,546	9,530
Payments on line of credit	(1,546)	(8,464)
Payments on capital lease obligations	(2)	(25)
Payments on mortgage note payable	(47)	(45)
Payments on contingent consideration	(45)	(61)
NET CASH PROVIDED BY FINANCING ACTIVITIES	673	935

Effect of exchange rate changes on cash	41	231
Net decrease in cash, cash equivalents and restricted cash	(4,811)	(2,830)
Cash, cash equivalents and restricted cash at beginning of period	12,646	4,617

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$7,835	$1,787

Reconciliation of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are non-GAAP financial measures and are reconciled in the table below. These non-GAAP financial measures do not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) should not be construed as a substitute for net loss or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with United States generally accepted accounting principles ("GAAP"). EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) exclude components that are significant in understanding and assessing the company's results of operations and cash flows. In addition, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are not terms defined by GAAP and as a result our measure of EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) might not be comparable to similarly titled measures used by other companies. However, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are used by management to evaluate, assess and benchmark the company's operational results and the company believes EBITDA, Adjusted EBITDA, and Adjusted Net Income (loss) are relevant and useful information which are often reported and widely used by analysts, investors and other interested parties in the Company's industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance, to provide an additional measure of performance and liquidity and to provide additional information with respect to the Company's ability to meet future debt service, capital expenditure and working capital requirements. Adjusted Net Income (loss) eliminates the amortization expenses associated with intangible assets acquired with Orbital Gas Systems Limited and CUI-Canada, as well as non-cash expenses associated with stock and stock options for compensation, royalties and services during the period and impairment of goodwill and intangible assets.

(in thousands)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
EBITDA:
Net (loss)	$(4,765)	$(1,568)	$(8,027)	$(5,422)
Plus: Interest expense	124	121	238	237
Plus: Income tax expense (benefit)	164	(157)	(137)	(383)
Plus: Depreciation and amortization	773	727	1,503	1,427
EBITDA	$(3,704)	$(877)	$(6,423)	$(4,141)

Adjusted EBITDA:
Plus: Provision (credit) for bad debt	$(40)	$(23)	$(34)	$(51)
Plus: Impairment of goodwill and intangible assets	1,263	3	1,263	3
Plus: Unrealized (gain) loss on derivative	(42)	(2)	(126)	(35)
Plus: Stock and options issued and stock to be issued for compensation, royalties and services	80	113	146	204
Adjusted EBITDA	$(2,443)	$(786)	$(5,174)	$(4,020)

Adjusted net income (loss):
Net (loss)	$(4,765)	$(1,568)	$(8,027)	$(5,422)

Plus: Impairment of goodwill and intangible assets	1,263	3	1,263	3
Plus: Amortization expense of Orbital and CUI -Canada acquisition intangibles	311	306	636	604
Plus: Stock and options issued and stock to be issued for compensation, royalties and services	80	113	146	204
Adjusted net income (loss)	$(3,111)	$(1,146)	$(5,982)	$(4,611)

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